Exhibit 15.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-278593) and Form F-3 (No. 333-272980) of Navigator Holdings Ltd. of our report dated March 12, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.
/s/ PricewaterhouseCoopers LLP

London, United Kingdom
March 12, 2026
1